Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Glohab, Inc.

We hereby consent to the incorporation on Form S-1 of Glohab Inc. (the “Company”) of our report dated August 18, 2021, with respect to the financial statements of the Company for the period ended December 31, 2020 and December 31, 2019 and the related notes to the financial statements.

AJSH & Co LLP

Delhi, India

October 12, 2021